ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 7/9/03

ImClone Systems Regains Compliance with NASDAQ Listing Requirements; Trading Symbol to Revert Back to 'IMCL'

NEW YORK--(BUSINESS WIRE)--July 9, 2003--ImClone Systems Incorporated (NASDAQ: IMCLE) announced today that it has received written notification from NASDAQ of its determination that the Company has evidenced compliance with the current requirement for continued listing on The Nasdaq National Market. As a result of the Company's compliance, its trading symbol will revert back to "IMCL" effective with the open of the market on July 10, 2003.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; avoiding delisting of our securities on the NASDAQ Stock Market; complying with covenants in the indenture for our Convertible Subordinated Note; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	ImClone Systems Incorporated
Andrea F. Rabney, 646/638-5058
               or
Jason E. Farber, 646/638-5063

Media:
The Abernathy MacGregor Group
Andrew Merrill
               or
David Pitts, 212/371-5999

SOURCE: ImClone Systems Incorporated